Exhibit 2.7

FORM 51-102F3

MATERIAL CHANGE REPORT

1.                                      Name and Address of Reporting Issuer

Sherritt International Corporation (the “Company”)

181 Bay Street

26th Floor, Brookfield Place

Toronto, ON M5J 2T3

2.                                      Date of Material Change

May 30, 2016

3.                                      News Release

A news release was issued and disseminated by the Company on May 31, 2016 through Marketwired and has been filed on SEDAR.  A copy of the news release is attached hereto as Schedule A.

4.                                      Summary of Material Change

On May 31, 2016, the Company announced that it had entered into consent and support agreements (the “Support Agreements”) with institutional holders of approximately 44% of the Company’s $720 million of outstanding senior unsecured debentures (the “Notes”).  The Support Agreements contemplate a proposed extension of the maturity dates under each of the Company’s three series of Notes by three years to 2021 (in respect of the Company’s $220 million 8.00% Notes due 2018), 2023 (in respect of the Company’s $250 million 7.50% Notes due 2020), and 2025 (in respect of the Company’s $250 million 7.85% Notes due 2022) (collectively, the “Extension”).

5.                                      Full Description of Material Change

On May 31, 2016, the Company announced that it had entered into Support Agreements in respect of the Extension with institutional holders of approximately 44% of the Company’s $720 million of outstanding Notes.

The Company intends to commence proceedings under the Canada Business Corporations Act (“CBCA”) to implement the Extension by way of a corporate plan of arrangement, which remains subject to, among other things, Noteholder approval at a meeting of Noteholders to be scheduled, such other approvals as may be required by the Ontario Superior Court of Justice (the “Court”) or the Toronto Stock Exchange, the approval of the plan of arrangement by the Court and the receipt of all necessary regulatory approvals.

The Extension will include the following key elements:

•                  an amendment and restatement of the Company’s note indenture to extend the maturity dates as contemplated above;

•                  the applicable interest rates and existing covenants for the Notes under the governing note indenture will remain unchanged; and

•                  each Noteholder that votes in favour of the Extension on or prior to a deadline to be established by the Company will be entitled to receive on the closing of the Extension, at the option of the applicable holder, either cash consent consideration equal to 2% of the principal amount of Notes held by such holder, or 73.25 warrants (the “Warrants”) for each $1,000 of principal amount of Notes held by such holder.

The Warrants will have a term of 5 years, are not expected to be listed on any exchange and shall have an exercise price of $0.74 per share (being the five day volume weighted average trading price for the period ended May 30, 2016). ☐

The form of Support Agreement has been filed on SEDAR.  Additional information and key dates in connection with the implementation of the Extension, including matters relating to the CBCA proceedings and plan of arrangement, will be made publicly available by the Company.

Additional information on the proposed Extension can be found in the news release attached hereto as Schedule A.

6.                                      Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.                                      Omitted Information

None.

8.                                      Executive Officer

The following executive officer of the Company is knowledgeable about the material change and this report:

Ward Sellers, Senior Vice President, General Counsel and Corporate Secretary

Tel.: (416) 935-4551

9.                                      Date of Material Change Report

June 8, 2016

2

SCHEDULE A

(See attached)

NOT FOR DISTRIBUTION TO UNITED STATES NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

Sherritt Announces Execution of Support Agreements

to Extend Maturities on all Outstanding Notes

Toronto, Ontario, May 31, 2016 — Sherritt International Corporation (“Sherritt” or the “Corporation”) (TSX: S) announced today that it has entered into consent and support agreements (the “Support Agreements”) with institutional holders of approximately 44% of Sherritt’s $720 million of outstanding senior unsecured debentures (the “Notes”). The Support Agreements contemplate a proposed extension of the maturity dates under each of Sherritt’s three series of Notes by three years as follows (the “Extension”):

•                  the maturity date under Sherritt’s $220 million 8.00% Notes due 2018 (the “2018 Notes”) to be extended to 2021;

•                  the maturity date under Sherritt’s $250 million 7.50% Notes due 2020 (the “2020 Notes”) to be extended to 2023; and

•                  the maturity date under Sherritt’s $250 million 7.875% Notes due 2022 (the “2022 Notes”) to be extended to 2025.

The applicable interest rates and existing covenants for the Notes under the governing note indenture would remain unchanged.

“Extending the maturities of the Notes for three years treats all noteholders equally and fairly, and upon completion of the Extension, there will be no maturities until November 2021, which will bring greater stability to our capital structure and better enable us to weather this ongoing period of weak commodity prices,” said David Pathe, Sherritt President and CEO.

Sherritt explored a number of potential alternatives to improve its capital structure. After an extensive review, Sherritt concluded that the Extension transaction represents the best available alternative to maximize and preserve value for Sherritt and its stakeholders under the present circumstances.  Sherritt entered into confidentiality agreements with certain institutional holders of the Notes (the “Noteholders”) and holders of approximately 90% of the Notes held by the Noteholders consulted by Sherritt have entered into Support Agreements with Sherritt. Such institutional holders hold approximately 44% of Sherritt’s Notes. The Extension transaction adheres to Sherritt’s values of exploring all alternatives, enhancing liquidity and treating all stakeholders in a fair and reasonable manner.

Sherritt’s Board of Directors has determined that the Extension transaction offers substantial benefits to Sherritt and is in the best interests of the Corporation and its stakeholders. The Extension will maintain stability for Sherritt and mitigate the risk associated with an upcoming maturity while giving nickel and oil prices more time to recover. Sherritt’s Board of Directors unanimously recommends that all Noteholders support the Extension.

The Extension has the following key elements:

•                  An amendment and restatement of Sherritt’s note indenture to extend the maturity dates under each of Sherritt’s three series of Notes by three years to 2021, 2023 and 2025 respectively.

•                  Each Noteholder that votes in favour of the Extension (each a “Consent Date Noteholder”) on or prior to a deadline to be established by the Corporation (expected to be in early July 2016) (the

“Consent Date”) will be entitled to receive on closing of the Extension, at the option of the applicable Consent Date Noteholder, either:

•                  cash consent consideration equal to 2% of the principal amount of Notes held by such Consent Date Noteholder as at the Consent Date (the “Early Consent Cash Consideration”); or

•                  73.25 warrants for each $1,000 of principal amount of Notes held by such Consent Date Noteholder as at the Consent Date (“Early Consent Warrants”).

•                  The Early Consent Warrants will have a term of 5 years, are not expected to be listed on any exchange and shall have an exercise price of $0.74 per share (being the five day volume weighted average trading price for the period ended May 30, 2016).

•                  Institutional Noteholders owning or controlling approximately 44% of the outstanding aggregate principal amount of the Notes have signed Support Agreements and committed to vote their Notes in favour of the Extension.  Sherritt expects to receive the support of other Noteholders for the Extension.

Sherritt intends to commence proceedings under the Canada Business Corporations Act (the “CBCA”) to implement the Extension by way of a corporate plan of arrangement (a “Plan of Arrangement”).  Sherritt will continue to operate and satisfy its obligations to trade creditors, customers and employees in the ordinary course of business. The outside date under the Support Agreements for completing the Extension is September 15, 2016.

Implementation of the Extension by way of a Plan of Arrangement remains subject to, among other things, Noteholder approval at a meeting of Noteholders to be scheduled at a later date to consider the Plan of Arrangement, such other approvals as may be required by the Ontario Superior Court of Justice (the “Court”) or the Toronto Stock Exchange, approval of the Plan of Arrangement by the Court and the receipt of all necessary regulatory approvals. If all requisite approvals are obtained, the Plan of Arrangement will bind all Noteholders. Sherritt can give no assurances at this time that the Extension will be completed.

The form of Support Agreement will be filed by the Corporation on SEDAR. Further information about the Extension will be made available on SEDAR (www.sedar.com) and Sherritt’s web page (http://www.sherritt.com). Additional information and key dates in connection with the implementation of the Extension, including matters relating to the CBCA proceedings and the Plan of Arrangement, will also be made publicly available by Sherritt.

Separately, as permitted pursuant to the terms of the indenture governing the Notes, Sherritt has repurchased $30 million aggregate principal amount of its 2018 Notes at a discount to the outstanding principal amount, thereby reducing the aggregate outstanding principal amount of the 2018 Notes to $220 million.

Sherritt’s legal advisor for the Extension is Goodmans LLP and its financial advisor for the Extension is National Bank Financial Inc. The Proxy Solicitor and Information Agent for the Extension is Kingsdale Shareholder Services.

About Sherritt

Sherritt is the world leader in the mining and refining of nickel from lateritic ores with operations in Canada, Cuba and Madagascar. The Corporation is the largest independent energy producer in Cuba, with extensive oil and power operations across the island. Sherritt licenses its proprietary technologies and provides metallurgical services to mining and refining operations worldwide. The Corporation’s common shares are listed on the Toronto Stock Exchange under the symbol “S”

Source: Sherritt Investor Relations

For further information, please contact:

Sherritt International Corporation

Investor Relations

Flora Wood

Director Investor Relations

Telephone: 416-935-2451

Toll-Free: 1-800-704-6698

Email: investor@sherritt.com

www.sherritt.com

Kingsdale Shareholder Services

Telephone: 416-867-2272

Toll-Free: 1-800-749-9197

Email:  contactus@kingsdaleshareholder.com

Forward-Looking Statements

This press release contains certain forward-looking statements.  Forward-looking statements can generally be identified by the use of statements that include such words as “believe”, “expect”, “anticipate”, “intend”, “plan”, “forecast”, “likely”, “may”, “will”, “could”, “should”, “suspect”, “outlook”, “projected”, “continue” or other similar words or phrases.  Specifically, forward-looking statements in this document include, but are not limited to, statements set out in this press release relating to the Extension.

Forward-looking statements are not based on historic facts, but rather on current expectations, assumptions and projections about future events, including matters relating to the proposed Extension; availability of governmental, court, regulatory and third party approvals; and certain corporate objectives, goals and plans for 2016. By their nature, forward-looking statements require the Corporation to make assumptions and are subject to inherent risks and uncertainties.  There is significant risk that predictions, forecasts, conclusions or projections will not prove to be accurate, that those assumptions may not be correct and that actual results may differ materially from such predictions, forecasts, conclusions or projections.

The Corporation cautions readers of this press release not to place undue reliance on any forward-looking statement as a number of factors could cause actual future results, conditions, actions or events to differ materially from the targets, expectations, estimates or intentions expressed in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to the risks and uncertainties set out in the Management’s Discussion & Analysis of the Corporation for the period ending March 31, 2016 and the Corporation’s Annual Information Form dated March 21, 2016, each of which are available on SEDAR at www.sedar.com. Readers are cautioned that the foregoing list of factors is not exhaustive and should be considered in conjunction with the risk factors described in this press release and in the Corporation’s other documents filed with the Canadian securities authorities.

The Corporation may, from time to time, make oral forward-looking statements. The Corporation advises that the above paragraph and the risk factors described in this press release and in the Corporation’s other documents filed with the Canadian securities authorities should be read for a description of certain factors that could cause the actual results of the Corporation to differ materially from those in the oral forward-looking statements. The forward-looking information and statements contained in this press release are made as of the date hereof and the Corporation undertakes no obligation to update publicly or revise any oral or written forward-looking information or statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. The forward-looking information and statements contained herein are expressly qualified in their entirety by this cautionary statement.